Exhibit 10.1

Amendment No. 3 to Employment Agreement

This Amendment No. 3 (this “Amendment”) to the Employment Agreement entered into as of August 21, 2002, as amended on August 23, 2002 and November 19, 2003 (the “Agreement”) is made by and between BankUnited Financial Corporation (the “Company”) and Ramiro Ortiz (“Executive”) and is effective as of this 25th day of January, 2005.

Recitals

WHEREAS, Section 2.1 of the Agreement provides that the Agreement shall expire on September 30, 2007; and

WHEREAS, on September 30, 2004, the Company granted the Executive a stock option (the “Stock Option”) to purchase 50,000 shares of the Company’s Class A Common Stock, subject to the option becoming vested and fully exercisable on a pro-rata basis over a five year period from the date of grant, and

WHEREAS, it has come to the attention of the Company from reports in the public media, that a number of companies have accelerated the vesting of outstanding stock options which have an exercise price exceeding the market price of the underlying stock, to benefit from certain provisions of applicable accounting rules; and

WHEREAS, the market price of the Class A Common Stock may, in the near future, fall below the exercise price of the Stock Option; and

WHEREAS, the Company anticipates that, by accelerating the vesting of the Stock Option at a time when its exercise price is higher than the market price of the Class A Common Stock, the Company may not be required to recognize compensation expense on the Stock Option; and

WHEREAS, on January 24, 2005 the Company determined that, for accounting reasons, the vesting of the Stock Option would be accelerated to make the Stock Option fully vested and exercisable as of the first date on or after January 24, 2005 on which the closing price of the Company’s Class A Common stock on the Nasdaq Stock Market is lower than the exercise price of the Stock Option; and

WHEREAS, the closing price of the Class A Common Stock was lower than the exercise price of the Stock Option on January 25, 2005; and

WHEREAS, the acceleration of vesting will result in an unintended benefit for the Executive, because he may exercise the Stock Option for the purchase of the full amount of shares immediately upon acceleration; and

Amendment No. 3 to Employment Agreement

Ramiro Ortiz

WHEREAS, the Company and the Executive desire to extend the expiration date of the Agreement by one year, to September 30, 2008, in consideration of the benefit received by the Executive due to the acceleration of vesting of the Stock Option; and

WHEREAS, the amendment effective as of November 19, 2003 was incorrectly titled “Amendment No. 3 to Employment Agreement” instead of “Amendment No. 2 to Employment Agreement” and the parties desire to correct this error; and

WHEREAS, Section 4.8(b) of the Agreement provides that the Executive shall receive five annual grants of restricted Class A Common Stock of the Company, which shall vest over five years and shall, upon vesting, be placed in a “rabbi trust” so as to defer the federal income tax to the Executive; and

WHEREAS, the Company and the Executive wish to amend the Agreement to clarify that the intent of Section 4.8 is to grant an award under the Company’s compensation plan which may be paid in restricted stock, restricted stock units, deferred stock or deferred stock units or other form of award intended to allow the deferral of the delivery of the underlying stock to defer income recognition for federal income tax purposes;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

AThe Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein, for the period commencing August 23, 2002, (hereinafter the “Commencement Date”) and expiring on September 30, 2008 (the “Term”), unless sooner terminated as hereinafter set forth.”

2. The title of the November 19, 2003 amendment to the Agreement titled “Amendment No. 3 to Employment Agreement” is hereby corrected to read

“Amendment No. 2 to Employment Agreement.”

3. Section 4.8(b), (c) and (d) of the Agreement are hereby amended and restated in their entirety as follows:

b) Five annual grants on the ensuing five anniversary dates of this Agreement of

Amendment No. 3 to Employment Agreement

Ramiro Ortiz

a number of shares of the Company Class A Common Stock (or equivalent or comparable rights to receive such stock, including, without limitation, in the form of deferred stock, restricted stock units or deferred stock units) having a value on the date of each grant of $187,500.00 based on the closing price of the Class A Common Stock as of the date of grant, ownership of such stock or units is to vest in equal amounts over five years from the date of grant. (As the annual grants vest, they become “Vested Benefits” for purposes of this Agreement.) The Company at its election may satisfy these grants with an equivalent cash payment.

c) The shares or rights granted pursuant to subparagraph (a) and (b) shall not be delivered to the Executive, but rather delivery shall be delayed in accordance with a deferral agreement entered into between the Executive and the Company. Among other provisions, the deferral agreement shall contain provisions that the Executive shall receive a complete distribution of the deferred property within thirty (30) days following any of the following: the Executive’s termination under Sections 5.2 or 5.3, or an event which is a Change of Control as defined in the deferral agreement. The Company may utilize a “rabbi trust” to hold assets to satisfy its obligation to the Executive with respect to the deferred shares or rights, subject to the claims of the Company’s creditors in the event of its insolvency.

d) (i) In the event of a Change of Control, all grants previously not vested shall become fully vested and if any grant has not been made as provided in (a) or (b) above there shall be granted to the Executive a sufficient number of shares or rights to satisfy the requirements of such provisions based on the closing price bid of the Class A Common Stock on the date of the grant.

(ii) In event this Agreement terminates under 5.3 (Termination Without Cause) or under 5.2 as a result of disability, all grants previously not vested shall continue to vest in accordance with the vesting schedule provided in (a) and (b) above, and if any grant has not been made as provided in (b) above, there shall continue to be granted to the Executive a sufficient number of shares or rights to satisfy the requirements of such provision based on the closing price bid of the Class A Common Stock on the date of the grant which shall continue to vest in accordance with the vesting schedule provided in (b) above. The Company, at its election, may satisfy one or more of the grants with an equivalent cash payment.

(iii) In the event this Agreement terminates under 5.2 as a result of death, all grants not vested as of the date of death shall lapse and no further grants shall be made to satisfy the provision of Section (a) and (b).

4. Except as modified by this Amendment, all other terms and conditions of the Agreement remain in full force and effect.

Amendment No. 3 to Employment Agreement

Ramiro Ortiz

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

BankUnited Financial Corporation		Executive:

By:	/s/ Alfred R. Camner	By:	/s/ Ramiro Ortiz
Name:	Alfred R. Camner	Name:	Ramiro Ortiz
Title:	Chairman of the Board and
Chief Executive Officer

ATTEST:

By:	/s/ Dellene Acampa
Assistant Secretary